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                                                                     EXHIBIT 3.7


                             EXTREME NETWORKS, INC.

                                   CERTIFICATE
                     OF DESIGNATION, PREFERENCES AND RIGHTS
                               OF THE TERMS OF THE
                            SERIES A PREFERRED STOCK

     Pursuant to Section 151 of the General Corporation Law of the State of Delaware

     We, the President and Chief Executive Officer and the Secretary, respectively, of Extreme Networks, Inc., organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

     That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the said Corporation, the said Board of Directors on April 26, 2001, adopted the following resolution creating a series of 750,000 shares of Preferred Stock designated as Series A Preferred Stock:

     RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

     Section 1. Designation and Amount. The shares of such series shall be
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designated as "Series A Preferred Stock" (the "Series A Preferred Stock"), $.001
par value per share, and the number of shares constituting such series shall be 750,000.

     Section 2. Dividends and Distributions.
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          (A) The dividend rate on the shares of Series A Preferred Stock shall be for each quarterly dividend (hereinafter referred to as a "quarterly dividend period"), which quarterly dividend periods shall commence on April 1, July 1, October 1 and January 1 each fiscal year (each such date being referred to herein as a "Quarterly Dividend Payment Date") (or in the case of original issuance, from the date of original issuance) and shall end on and include the day next preceding the first date of the next quarterly dividend period, at a rate per quarterly dividend period (rounded to the nearest cent) equal to the greater of (a) $3,750.00 or (b) subject to the provisions for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in cash, based upon the fair market value at the time the non-cash dividend or other distribution is declared as determined in good faith by the Board of Directors) of all non-cash dividends or other

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distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared (but not withdrawn) on the Common Stock, par value $.001 per share, of the Corporation (the "Common Stock") during the immediately preceding quarterly dividend period, or, with respect to the first quarterly dividend period, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event this Corporation shall at any time after May 14, 2001 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (B) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than forty-five (45) days prior to the date fixed for the payment thereof.

     Section 3. Voting Rights. The holders of shares of Series A Preferred Stock
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shall have the following voting rights:

          (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date
(i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

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          (B) Except as otherwise provided herein, in the Certificate of
Incorporation or Bylaws, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

          (C) Except as set forth herein, in the Certificate of Incorporation and in the Bylaws, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

     Section 4. Reacquired Shares. Any shares of Series A Preferred Stock
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purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

     Section 5. Liquidation, Dissolution or Winding Up. In the event of any
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voluntary or involuntary liquidation, dissolution or winding up of the
Corporation, the holders of the Series A Preferred Stock shall be entitled to receive the greater of (a) $150,000.00 per share, plus accrued dividends to the date of distribution, whether or not earned or declared, or (b) an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of Common Stock. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event pursuant to clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     Section 6. Consolidation, Merger, etc. In case the Corporation shall enter
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into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date
(i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of


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which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     Section 7. No Redemption. The shares of Series A Preferred Stock shall not
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be redeemable.

     Section 8. Fractional Shares. Series A Preferred Stock may be issued in
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fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of Series A Preferred Stock. All payments made with respect to fractional shares hereunder shall be rounded to the nearest whole cent.

     Section 9. Certain Restrictions.
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          (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

               (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

               (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

               (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

               (iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes shall determine in good faith will result in fair and equitable treatment among the respective series or classes.


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          (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 9, purchase or otherwise acquire such shares at such time and in such manner.

     Section 10. Ranking. The Series A Preferred Stock shall be junior to all
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other Series of the Corporation's preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any series shall provide otherwise.

     Section 11. Amendment. The Certificate of Incorporation of the Corporation
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shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Series A Preferred Stock voting together as a single class.

     IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 27th day of April, 2001.


                                          /s/ Gordon L. Stitt
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                                          Gordon L. Stitt
                                          Chief Executive Officer and President

Attest:



/s/ Vito Palermo
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Vito Palermo
Secretary



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